Exhibit 2.1

AMENDMENT NO. 2

to

AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 2 (this “Amendment”) dated June 30, 2015 to the Agreement and Plan of Reorganization dated January 22, 2014, as amended July 21, 2014 (the “Agreement”), is by and between BancorpSouth, Inc., a corporation organized and existing under the laws of Mississippi (“BancorpSouth”), and Central Community Corporation, a corporation organized and existing under the laws of Delaware (the “Company”). Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Agreement.

WHEREAS, BancorpSouth and the Company have heretofore entered into the Agreement, which provides for, among other things, the merger of the Company with and into BancorpSouth, with BancorpSouth surviving (the “Merger”), upon the terms and conditions set forth therein; and

WHEREAS, BancorpSouth and the Company desire to amend the Agreement in accordance with Section 13.4 thereof as provided below;

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BancorpSouth and the Company hereby agree as follows:

1. Amendment of Agreement.

(a) Pricing Floor. The Agreement is hereby amended by replacing:

“$22.42” in Section 2.3(c)(i) with “$24.00”;

“$17.94” in Sections 2.3(c)(i) and (ii) with “$19.20”;

“191,045,000” in Section 2.3(c)(i) with “$202,500,000”; and

“61,009,000” in Section 2.3(c)(ii) with “$63,300,000”.

(b) Special Dividend. The Agreement is hereby amended by deleting Section 5.2(b)(x) thereof in its entirety and replacing it with the following:

“(x) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Stock or Preferred Stock, other than (1) the payment of dividends from the Bank to the Company, (2) as contemplated in Section 5.14, or (3) dividends in respect of the Company Stock not to exceed an amount equal to the amount by which Equity Capital on the Closing Date exceeds $100,000,000, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Stock;”

(c) Loan Loss Reserve. The Agreement is hereby amended by replacing “$8,500,000” in Section 5.9 thereof with “$7,500,000”.

(d) Extension. The Agreement is hereby amended by deleting Section 9.1(a)(iii) thereof in its entirety and replacing it with the following:

“(iii) the Effective Time has not occurred on or before December 31, 2015, or such later date as has been approved in writing by the Boards of Directors of BancorpSouth and the Company; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date;”

(e) Company Termination Fee. The Agreement is hereby amended by replacing “$750,000” in Section 9.4(a) with “$1,000,000”.

2. References. Each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

3. Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement not expressly amended and or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

4. Controlling Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of Mississippi applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

5. Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

BANCORPSOUTH, INC.

By:	/s/ James D. Rollins III
Name:	James D. Rollins III
Title:	Chairman of the Board and Chief Executive Officer

CENTRAL COMMUNITY CORPORATION

By:	/s/ Donald R. Grobowsky
Name:	Donald R. Grobowsky
Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Amendment No. 2 to the Agreement and Plan of Reorganization]